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                                   EXHIBIT 11

                       ARBOR DRUGS, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE


                                                     Three Months Ended                          Year Ended
(In thousands, except                                      July 31,                               July 31,
 for per share data)                                 ------------------                    ---------------------
                                                       1995              1994                1995            1994
                                                     -------           -------             -------         -------

A.  Net Income                                       $ 5,640           $ 5,223             $23,067(a)      $14,078(a)
                                                     =======           =======             =======         =======

Weighted average number
of common shares
outstanding                                           24,746            24,498              24,646(a)       24,427(a)

Effect of the issuance
of stock options and
assumed exercise of
stock options at prices
which are lower than
the average market
price of the common
shares during the
period, using the
treasury stock method                                    421               165                 332             194
                                                     -------           -------             -------         -------

B.  Average number of
    common shares and
    common equivalent
    shares for primary
    earnings per share                                25,167            24,663              24,978          24,621
                                                     -------           -------             -------         -------
Weighted average number
of common shares
outstanding                                           24,746            24,498              24,646(a)       24,427(a)

Effect of the issuance
of stock options and
assumed exercise of
options at prices which
are lower than the
market price of common
stock at end of the
period when such price
is higher than average
market price of the common                               440               266                 443             273
shares during the period,                            -------           -------             -------         -------
using the treasury stock method.

C.  Average number of common
    shares and common equivalent
    shares for fully diluted
    earnings per share.                               25.186            24.764              25.089          24.700
                                                     =======           =======             =======         =======

 Primary earnings per
 share A                                               $0.22           $  0.21               $0.92(b)        $0.57
       -                                             =======           =======             =======         =======
       B

 Fully diluted earnings
 per share  A                                          $0.22           $  0.21               $0.92(b)        $0.57
            -                                        =======           =======             =======         =======
            C

(a) These amounts agree with the related amounts in the Consolidated Statements of Income.

(b) The actual difference between reported earnings per share and both primary earnings per share and fully diluted earnings per share is less than $.02, but due to rounding, is shown as presented.

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